TECHTEAM GLOBAL, INC.
27335 West 11 Mile Road
Southfield, Michigan 48033
(248) 357-2866

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 4, 2010

Notice is hereby given that the 2010 Annual Meeting of Stockholders of TechTeam Global, Inc., a Delaware corporation, will be held on Friday, June 4, 2010, at 10:00 a.m. Eastern Daylight time. Attend the 2010 Annual Meeting online, vote your shares electronically and submit questions during the meeting, by visiting www.virtualshareholdermeeting.com/team and be sure to have your 12-Digit Control Number to enter the meeting. The meeting will be held for the following purposes:

1)	To elect the seven directors named in the accompanying proxy statement to the Board of Directors of TechTeam Global, Inc. to serve until the 2011 annual meeting of the stockholders;

2)	To ratify the appointment of Ernst & Young LLP as TechTeam’s independent registered public accounting firm for the year ending December 31, 2010; and

3)	To consider such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on April 22, 2010, are entitled to notice of, and to vote at, the 2010 Annual Meeting or at any adjournment or postponement thereof.

You may have three options for submitting your vote before the Annual Meeting:

•	Internet;

•	Phone; or

•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting on the Internet.  For specific voting instructions, please see the enclosed proxy card or voting instruction card.

By order of the Board of Directors,

April 30, 2010	Michael A. Sosin
Corporate Vice President, Secretary
and General Counsel

PROXY STATEMENT
TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	3
BENEFICIAL OWNERSHIP OF COMPANY STOCK	5
Section 16(a) Beneficial Ownership Reporting Compliance	7
PROPOSAL 1. ELECTION OF DIRECTORS	7
Required Vote and Board of Directors Recommendation	7
BOARD MATTERS	8
Board Leadership Structure	9
Risk Management	9
Meetings	9
Director Independence	9
Committees of the Board	9
Audit Committee	10
Compensation Committee	10
Governance and Nominating Committee	10
Strategy Committee	11
Director Compensation	11
Director Compensation Table	12
CORPORATE GOVERNANCE	12
Communication with Board	13
EXECUTIVE MANAGEMENT COMPENSATION AND MANAGEMENT INFORMATION	13
EXECUTIVE OFFICERS	13
Compensation Discussion & Analysis	14
Executive Compensation Policy	14
The Committee's Processes	14
Elements of Executive Compensation	15
Policy Regarding Retroactive Adjustments	18
Accounting and Tax Considerations	18
COMPENSATION COMMITTEE REPORT	19
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	19
Executive Compensation Tables	19
Grants of Plan-Based Awards In 2009	21
Outstanding Equity Awards at December 31, 2009	22
Options Exercised and Stock Vested in 2009	22
Potential Payments Upon Termination or Change-In-Control	23
Change of Control / Severance Payment Tables	26
REPORT OF THE AUDIT COMMITTEE	27
AUDIT COMMITTEE MATTERS	27
Pre-Approval Policies and Procedures for Audit and Non-Audit Services	27
Fees of Ernst & Young LLP for 2009 and 2008	27
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010	28
Required Vote and Board of Directors Recommendation	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
Additional Information	29
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING	29
OTHER MATTERS	29

TECHTEAM GLOBAL, INC.
27335 W. 11 Mile Road,
Southfield, Michigan 48033
(248) 357-2866

PROXY STATEMENT
Annual Meeting of Stockholders
June 4, 2010

About the Annual Meeting

This Proxy Statement is furnished to the stockholders of TechTeam Global, Inc. (the “Company” or “TechTeam”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on June 4, 2010, at 10:00 a.m. Eastern Daylight Time, or any adjournment or postponement of such meeting (the “Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is anticipated that this proxy statement and the enclosed proxy card will be mailed to stockholders on or about May 10, 2010.

How do stockholders attend the Annual Meeting?

•	TechTeam will be hosting the Annual Meeting live via the Internet. A summary of the information you need to attend the Meeting online is provided below:

•	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/team

•	Webcast starts at 10:00 a.m.

•	In order to enter the Meeting, please enter your 12-Digit Control Number (“Control Number”) that you have been provided with your proxy materials

•	Stockholders may vote and submit questions while attending the Meeting on the Internet by following the instructions on the web pages

•	Webcast replay of the Meeting will be available until June 30, 2010.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you are being asked to vote on:

•	To elect the seven (7) directors named in this proxy statement to the Board of Directors of TechTeam Global, Inc. to serve until the 2011 annual meeting of the stockholders; and

•	To ratify the appointment of Ernst & Young LLP as TechTeam’s independent registered public accounting firm for the year ending December 31, 2010.

Who is entitled to vote?

All stockholders of record at the close of business on April 22, 2010 will be entitled to vote.  Each share of common stock entitles the holder thereof to one vote on each of the matters to be voted upon at the Annual Meeting.  As of the record date, 11,228,296 shares of common stock were outstanding.

What constitutes a quorum?

The presence at the Annual Meeting, in person or proxy, of holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting (5,614,149) will constitute a quorum for all purposes. Proxies marked with abstentions or instructions to withhold votes, as well as broker non-votes (defined below), will be counted as present in determining whether or not there is a quorum.  However, if a quorum is not present at the Annual Meeting, the stockholders, present in person or represented by proxy, have the power to adjourn the Meeting until a quorum is present or represented.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent to you by us.

Beneficial Owners.  Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

Can I vote my shares without attending the Annual Meeting?

By Mail.  You may vote by completing, signing and returning the enclosed proxy card or voting instruction card.

By Phone.  If set forth on your proxy card, you may place your vote by telephone.

Through the Internet.  You may vote through the Internet as instructed on your proxy card, voting instruction card, or e-mail notification. In order to vote through the Internet, you must enter the Control Number that was provided on your proxy card, voting instruction card, or e-mail notification.

May I vote my shares in person at the Annual Meeting?

Even if you plan to be present at the Meeting, we encourage you to vote your shares prior to the Meeting. All stockholders attending online may also vote online during the Annual Meeting.

Can I change my vote after I return my proxy card or voting instruction card?

Stockholders of Record. You may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice revoking the proxy or a properly signed proxy, in each case bearing a later date. Your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request and file the proper documentation. You may also change your vote online by using your Control Number.

Beneficial Owners. If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised. You may also change your vote online by using your Control Number.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please take action with respect to each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.  Proxy cards that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.  If you hold your shares in street name through a broker, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your shares. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but do not have discretion to vote on non-routine matters. Effective January 1, 2010, NYSE and SEC rule changes no longer permit a broker to vote on behalf of beneficial owners with respect to uncontested elections of directors if you do not instruct your broker on how to vote your shares in the manner set forth on your voting instruction card. If you do not provide voting instructions, your shares will be considered “broker non-votes” with regard to the non-routine proposal because the broker will not have discretionary authority to vote thereon. Therefore, in particular, it is very important for you to vote your shares for the election of directors.

What if I beneficially own shares through the Company’s 401(k) Plan?

If you are a TechTeam employee who is a stockholder through TechTeam’s Retirement Savings Plan (the “Plan”), you will receive a form proxy with respect to all of your shares so registered. You have the right to direct the Trustee of the Plan how to vote the shares allocated to your account. If no instructions are given, your shares will not be voted.

What vote is required to approve each item?

Proposal 1 — Election of Directors.  The seven nominees receiving the highest number of “for” votes at the Annual Meeting will be elected as directors. The slate of nominees discussed in this proxy statement consists of seven directors, Gary J. Cotshott, Charles Frumberg, Seth W. Hamot, James A. Lynch, Dov H. Scherzer, Andrew R. Siegel and Richard R. Widgren. Withheld votes and broker non-votes will have no effect on the outcome of this proposal.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the majority of the shares of common stock present in-person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting will be necessary to ratify the Audit Committee’s appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010. Abstentions will have the same effect as a vote against the matter. Although stockholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.  Even if the stockholders ratify the appointment of Ernst & Young, LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

Other Matters.  If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption generally will require the affirmative vote of a majority of votes cast at the Annual Meeting. The Board does not propose to conduct any business at the Annual Meeting other than as stated above.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting and the final results will be published in a filing with the Securities and Exchange Commission on Form 8-K within four business days after the close of the Meeting.

Is a registered list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders entitled to vote at the Meeting for 10 days prior to the Annual Meeting during regular business hours at our principal executive office for any purpose reasonably relevant to the Meeting.

BENEFICIAL OWNERSHIP OF COMPANY STOCK

The following table sets forth information regarding the beneficial ownership of our common stock (our only outstanding class of equity securities) as of April 10, 2010, with respect to (i) each director and named executive officer, (ii) all of our directors and executive officers as a group, and (iii) to our knowledge, each beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership includes shares of common stock that may be acquired through the exercise, conversion or vesting of a security or right within 60 days of the record date. As of April 10, 2010, there were 11,228,296 shares of our common stock outstanding. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed below.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Greater-than-5% Stockholders

Costa Brava Partnership III L.P. (1) 420 Boylston Street, Boston, MA 02116.	1,319,274	11.7%
Heartland Advisors, Inc. (2) 789 North Water Street, Milwaukee, WI 53202	1,162,773	10.4
Dimensional Fund Advisors, Inc. (3) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	890,582	7.9
Emancipation Capital, LLC (4) 825 Third Avenue, New York, NY 10022	737,035	6.6
Named Executive Officers and Directors
Kevin P. Burke (5)	68,458	**
Gary J. Cotshott (6)	253,000	2.3
Christopher E. Donohue (7)	38,805	**
Charles Frumberg (4)	742,057	6.6
Seth W. Hamot (1)	1,319,274	11.7
David A. Kriegman (8)	72,729	**
Margaret M. Loebl (9)	81,583	**
James A. Lynch (10)	72,489	**
Christoph Neut (11)	26,797	**
Dov H. Scherzer (12)	5,349	**
Andrew R. Siegel (13)	101,220	**
Richard R. Widgren (14)	68,966	**
Current directors, nominees, and executive officers as a group (16 persons)(1)(4)	3,067,437	27.3

**  Less than 1%

(1)
Each of Costa Brava Partnership III L.P. (“Costa Brava”), Roark, Rearden & Hamot, LLC (“RRH”) and Seth W. Hamot has the shared power to vote or to direct the vote and to dispose or direct the disposition of 1,319,274 shares.  The shares held by Costa Brava Partnership III LP have been included in the calculation of the percentage of the holdings of current directors, nominees and named executive officers as a group.

(2)	Pursuant to Schedule 13G filed February 10, 2010.

(3)	Pursuant to Schedule 13G filed February 8, 2010.

(4)
Emancipation Capital, LLC and Charles Frumberg have filed a joint Schedule 13D in which Emancipation Capital, LLC and Mr. Frumberg have the shared power to vote or to direct the vote and dispose or direct the disposition of 737,035 shares. Mr. Frumberg is Managing General Partner of Emancipation Capital, LLC. The shares held by Emancipation Capital, LLC have been included in the calculation of the percentage of the holdings of current directors, nominees and named executive officers as a group. Includes 3,250 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

(5)	Includes 35,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

(6)	Includes 150,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

(7)	Includes 37,500 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

(8)	Includes 30,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

(9)	Includes 37,500 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

(10)	Includes 3,500 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

(11)	Consists of shares owned directly, held as of November 16, 2009 (the termination date of his employment with the Company).

(12)	Includes 4,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

(13)	Includes 44,750 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

(14)	Includes 46,000 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 10, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, during fiscal 2009, except one Form 4 was filed late by Alok Mohan, Charles Frumberg, Kent Heyman, John Jumper, James Lynch, James Roche, Dov Scherzer, Andrew Siegel, Richard Widgren and Michael A. Sosin.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board currently consists of seven directors. The stockholders elect TechTeam’s directors annually, as TechTeam does not have staggered board terms. Each director will serve until the 2011 Annual Meeting of Stockholders, or until he or she is succeeded by another qualified director who has been duly elected. Each nominee has consented to be named in this proxy statement and to serve their terms until their respective successors have been duly elected and qualified, if elected by stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the Annual Meeting, the Board may designate a new nominee and the persons named as proxies by the Board will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board or leave the position vacant.

The Board hereby recommends that you vote FOR the election of its director nominees.

The following table sets forth the director nominees of the Board:

Name	Age	Title
Gary J. Cotshott	59	President and Chief Executive Officer
Charles Frumberg	54	Director
Seth W. Hamot	48	Chairman of the Board
James A. Lynch	59	Director
Dov H. Scherzer	46	Director
Andrew R. Siegel	41	Director
Richard R. Widgren	67	Director

The biographical descriptions below set forth certain information with respect to the director nominees. The Board has identified specific attributes of each director that the Board has determined qualify that person for service on the Board.  There are no firm minimum qualifications or skills that a candidate must possess. The Committee evaluates directors on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience in developing and analyzing business strategies, financial literacy and past performance.  The Board believes that all of its directors should have the highest personal integrity and have a demonstrated record of ability and judgment.

Gary J. Cotshott has been President, Chief Executive Officer and a director of TechTeam since February 2008. Mr. Cotshott was Vice President and General Manager of the Dell Services division of Dell Inc. between 1998 and August 2007.

As our CEO and a senior executive, Mr. Cotshott brings to the Board significant senior leadership, finance, sales and marketing, industry, and global experience. As CEO, Mr. Cotshott has direct responsibility for TechTeam’s strategy and operations.

Charles Frumberg has been a director since February 2009. Mr. Frumberg is the founder and has been the Managing General Partner of Emancipation Capital, an investment fund that proactively invests in the technology industry, since May 2002. From July 1998 through April 2002, Mr. Frumberg held the position of Co-Head/Equities at SG Cowen Securities Corp., a United States investment bank with specialists in technology and healthcare.  At SG Cowen Securities Corp, Mr. Frumberg was a member of the Office of the CEO, the management committee, the operating committee and the merchant banking committee.  Prior to that, Mr. Frumberg was employed at UBS Securities as the Director of Research and the Co-head of Global Research, from November 1991 through April 1998.  Before he was employed at UBS Securities, Mr. Frumberg worked for ten years at Mabon Nugent & Co., as both Director of Research and as a software analyst. Mr. Frumberg is a director of Nightingale Informatix Corporation (Toronto Stock Venture Exchange: NGH).

Having an extensive career in investment banking and finance for companies in the technology industry, Mr. Frumberg brings to the Board significant business development, M&A, and financial experience related to the business and financial issues facing companies in TechTeam’s industry.

Seth W. Hamot has been a director since February 2009. Since 1997, Mr. Hamot has been the Managing Member of Roark, Rearden & Hamot Capital Management, LLC (“RRHCM”) and the owner of its corporate predecessor Roark, Rearden & Hamot, Inc.  RRHCM is the investment manager to Costa Brava Partnership III L.P. (“Costa Brava”), an investment fund.  Mr. Hamot is also the President of Roark, Rearden & Hamot, LLC, the general partner of Costa Brava.  Prior to 1997, Mr. Hamot was one of the partners of the Actionvest entities. Mr. Hamot is currently a director of Orange 21, Inc. (NASDAQ:ORNG) and Telos Corporation (OTC:TLSRP). Mr. Hamot has also been a director of Bradley Pharmaceuticals, Inc. and CCA Industries, Inc.

As the President of an investment fund, Mr. Hamot has significant experience with the strategic, financial, and operational requirements of small publicly traded companies, and brings to our Board senior leadership, strategy, and financial experience. As a director of a number of public company boards, Mr. Hamot also provides cross-board experience.

James A. Lynch has been a director since February 2009, and he was a director between June 2006 and May 2008. Since 1999, Mr. Lynch has been Managing Director of Draper Atlantic and is responsible for, among other things, managing a portfolio of early-stage technology ventures.

As the Managing Director of a venture capital firm, Mr. Lynch brings to the Board significant senior leadership, management, operational, financial, and brand management experience.

Dov H. Scherzer has been a director since May 2009. Mr. Scherzer is a Special Counsel at Feldman, LLP, where he is engaged in the practice of law, specializing in international technology, outsourcing, media and communications transactions and litigation. Separately, he is also the Managing Member of Hart Consulting Services, LLC, which provides a variety of business, strategic and consulting services to clients in the international technology and outsourcing sector. From May 2006 through 2007, Mr. Scherzer was a Partner and the Head of the Technology and Outsourcing Group at Brown Rudnick Berlack Israels LLP.  Prior to that, Mr. Scherzer was a Partner, Secretary to the Executive Committee and Head of the International Group at Brown Raysman Millstein Felder & Steiner LLP from 1992 until April 2006.

Mr. Scherzer brings to the Board significant legal and business experience in the global technology and outsourcing industries.

Andrew R. Siegel has been a director since June 2006. Mr. Siegel has been the Managing Member of White Bay Capital Management, LLC, an investment management firm since October 2004. From March 2005 to December 2008, Mr. Siegel was a Senior Vice President of Roark, Rearden & Hamot Capital Management, LLC. RRHCM is the investment manager to Costa Brava Partnership III L.P., an investment fund. Mr. Siegel is a director of Telos Corporation (OTC: “TLSRP.PK”).

Mr. Siegel brings to the Board significant business development, M&A, and financial experience related to the business and financial issues.

Richard R. Widgren has been a director since May 2005. Mr. Widgren is currently Vice President — Finance, Treasurer and Chief Financial Officer of Urban Science, Inc., a retail sales channel consulting company, where he began employment in August 2001. Previously, Mr. Widgren served as Vice President — Finance and Corporate Controller of Kelly Services, Inc. Mr. Widgren is a member of the Detroit Medical Center Board as a Director, where he serves as the chairman of the Audit Committee.

Mr. Widgren brings to the Board extensive corporate accounting, tax and finance experience in publicly-traded companies.

BOARD MATTERS

THE BOARD OF DIRECTORS

The Board has general oversight responsibility for our affairs and the directors, in exercising their fiduciary duties, represent and act on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the strategic and financial planning process, as well as other functions carried out through the Board committees as described below. The Board also performs an annual performance review of the Board.

Board Leadership Structure. Historically, the Board has had a general policy that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. In May 2009, the Board determined that electing an independent director as non-executive Chairman, was advantageous for matters such as communications and relations between the Board, the CEO, and other senior management and in assisting the Board in reaching consensus on particular strategies and policies. Mr. Hamot, an independent director, was elected as Chairman. The duties of the non-executive Chairman of the Board include (a) presiding over all meetings of the Board, (b) preparing the agenda for Board meetings in consultation with the CEO and other members of the Board; and (c) calling and presiding over meetings of the independent directors.

Risk Management.  The Board takes an active and informed role in our risk management policies and strategies. Our executive officers, who are responsible for our day-to-day risk management practices, present to the Board on the material risks to our company, including credit risk, liquidity risk and operational risk. Management also reviews with the Board our risk mitigation policies and strategies. Throughout the year, management monitors our risk profile and updates the Board as new material risks are identified or the aspects of a risk previously presented to the Board materially changes.

Meetings.  The Board met twelve times during 2009. During 2009, each director attended 75% or more of the aggregate of (i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which such director served. It has been and is the policy of our Board that directors attend annual meetings of stockholders. All members of the Board attended our 2009 annual meeting of stockholders. Our independent directors meet at meetings of the Board of Directors during the year without management present. Independent directors are all directors who are not our employees or officers.

Director Independence.  The NASDAQ® Global Market (“NASDAQ”) director independence standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, the Board is required to make a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined, assisted by the standards set forth above, that each of Messrs. Frumberg, Hamot, Lynch, Scherzer, Siegel and Widgren are independent in accordance within the meaning of the NASDAQ independence standards.

The Audit Committee, the Compensation Committee, the Governance and Nominating Committee and Strategy Committee are composed entirely of independent directors. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee of the Board qualifies under the Audit Committee independence standards established by the SEC and NASDAQ.

Committees of the Board

The Board has delegated various responsibilities and authority to four standing committees of the Board. Each committee regularly reports on its activities to the full Board. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available in the Corporate Governance section of our website, www.techteam.com. All four committees are composed entirely of independent directors. The table below sets forth the membership of the four standing committees of the Board during 2009 and the number of meetings in 2009 of such committees:

Name of Director	Audit	Compensation	Governance and Nominating	Strategy
Gary J. Cotshott
Charles Frumberg (1)				Co-chair
Seth W. Hamot (2)		Chair	Member
Kent Heyman (3)
John P. Jumper (4)
James A. Lynch (4)	Member			Member
Alok Mohan(5)
James G. Roche (6)
Dov H. Scherzer (7)		Member	Chair
Andrew R. Siegel	Member			Co-chair
Richard R. Widgren	Chair		Member
Number of Meetings in 2009	10	23	10	12

(1)	Mr. Frumberg joined the Board and the Governance & Nominating Committee and Strategy Committee on February 11, 2009. He left the Governance & Nominating Committee on May 6, 2009.
(2)	Mr. Hamot joined the Compensation Committee and the Governance & Nominating Committee on February 11, 2009.
(3)	Mr. Heyman resigned from the Governance and Nominating Committee on February 11, 2009. He served as chair of the Compensation Committee and Strategy Committees through May 6, 2009.
(4)	General Jumper served on the Compensation Committee until May 6, 2009.
(5)
Mr. Lynch served on the Governance and Nominating between February 11, 2009 and May 6, 2009.  He served on the Strategy Committee and the Audit Committee from February 11, 2009 and May 6, 2009, respectively.

(6)	Mr. Roche served as the Chair of the Governance & Nominating Committee and as a member of the Audit Committee until May 6, 2009.
(7)	Mr. Scherzer joined the Governance & Nominating Committee and Compensation Committee on May 6, 2009.

Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight of our auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of our internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm. See “Report of the Audit Committee,” “Audit Committee Matters” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate. Additionally, Mr. Widgren has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has determined that all members of the Audit Committee are independent directors according to the independence standards adopted by NASDAQ and the SEC for Audit Committee members. The Board has further determined that Mr. Richard R. Widgren qualifies as an "audit committee financial expert" in accordance with U.S. Securities and Exchange Commission (“SEC”) rules.  The designation of an "audit committee financial expert" does not impose upon such person any duties, obligations or liability that are greater than are generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee.  The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to our executive officers, and making recommendations to the Board regarding CEO compensation. The Committee also review and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation programs.  See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on its additional responsibilities and activities.

Role of Management.  The Committee takes direction from the recommendations of Gary J. Cotshott, President and Chief Executive Officer of the Company, with respect to the design and implementation of the compensation program for the named executive officers. See “Compensation Discussion and Analysis — The Committee’s Processes.”

Role of Compensation Consultant. The Committee has not recently utilized a compensation consultant to establish or administer its executive compensation program.

Governance and Nominating Committee.  The Governance and Nominating Committee is responsible for establishing the requisite qualifications for directors, identifying and recommending the nominations of individuals qualified to serve as directors and recommending directors for each Board committee. The Committee also establishes corporate governance practices in compliance with applicable regulatory requirements. See the Governance and Nominating Committee’s charter for additional information on its responsibilities and activities.

Consideration of Director Nominees

The Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. The Committee generally will re-nominate incumbent directors who continue to satisfy its criteria for membership, who it believes will continue to make important contributions to the Board and who consent to such service.  In the event that vacancies are anticipated or otherwise arise, the Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance and Nominating Committee through current Board members, professional search firms, stockholders or other persons. The Governance and Nominating Committee does not evaluate candidates differently based on who has made the recommendation.

The Board believes that all of its directors should have the highest personal integrity and have a demonstrated record of ability and judgment. There are no firm minimum qualifications or skills that a candidate must possess. Although the Committee does not have a specific diversity policy underlying its nomination process, the Committee evaluates director candidates on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience in developing and analyzing business strategies, financial literacy and, for incumbent directors, past performance.

The Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.  The Committee did not engage a consultant or other search firm with respect to the 2010 director nominees.

Stockholder Nominees.  Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. We did not receive any nominations of directors by stockholders for the Annual Meeting. The Governance and Nominating Committee will consider properly submitted stockholder submissions for nominations to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances.

Strategy Committee.  The Strategy Committee is responsible to: (1) in consultation with management, to review, assess and recommend to the full Board the execution of merger, acquisition, and/or divestiture transactions; (2) to provide guidance to management in the identification, consideration, selection, negotiation and execution of any such transactions; and (3) to review, analyze and report to the full Board regarding other strategic alternatives available to the Company for enhancing stockholder value. See the Strategy Committee’s charter for additional information on its responsibilities and activities.

Director Compensation

Compensation for non-employee directors of the Company includes cash compensation and equity compensation. A non-employee director’s total cash compensation is based upon his responsibilities and the number of committee meetings attended, as set forth below:

Monthly retainer	$3,000
Additional monthly retainer for the Chair of standing committees	$1,000
Fee for each committee meeting attended in-person	$1,000
Fee for each committee meeting attended telephonically	$500

Each director is required to receive a minimum of 25% of his monthly Board retainer in the Company’s common stock, but may elect to receive up to 100% of his cash compensation in the Company’s common stock. The price of the common stock is determined as of the closing price of the Company’s common stock on five business days after earnings are announced for the quarter in which the compensation was earned.

The non-employee directors’ equity compensation includes the grant of common stock and non-qualified options to purchase the Company’s common stock. Each non-employee Board member receives 100 shares of the Company’s common stock for Board meetings attended in-person and 50 shares for Board meetings attended by telephone during a quarter.

Each non-employee director shall receive an additional grant of non-qualified options to purchase the Company’s common stock on May 31 of each year, priced on the closing price on that date, which shall vest monthly over a four-year period in an amount that is determined based on the director’s responsibilities at that time:

Board of Directors	Options
All Board Members	10,000
Committee Chairman	4,000
Committee Members	2,000

Upon termination of a non-employee director’s service as a Board member unvested stock options will be forfeited.

Director Compensation Table

The following table sets forth the cash value of all compensation earned by the directors for their service during 2009:

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Charles Frumberg	37,125	8,220	32,296	77,641
Seth W. Hamot (4)	__	__	__	__
Kent Heyman (5)	70,160	8,009	__	78,169
John P. Jumper (5)	59,040	6,720	__	65,760
James A. Lynch	__	31,219	34,781	66,000
Alok Mohan (5)	88,532	11,260	__	99,792
James G. Roche (5)	68,660	8,009	__	76,669
Dov H. Scherzer	40,383	5,311	39,749	85,443
Andrew R. Siegel	__	55,467	37,265	92,732
Richard R. Widgren	50,000	13,470	39,749	103,219

(1)	Messrs. Lynch and Siegel currently receive 100% of their cash compensation in the form of Company common stock.

(2)
Includes common stock granted under the 2006 Incentive Stock and Awards Plan in 2009 (“ISAP”). The amounts reported reflect the grant date fair value of each award (although estimates for forfeitures related to service-based conditions are disregarded).

(3)	Includes stock options granted under the ISAP. The amounts in this column represent the grant date fair value of the award.

(4)	Mr. Hamot has declined any compensation for his service as a director or Chairman of the Company.

(5)
On or about April 1, 2009, Messrs. Heyman, Jumper, Mohan and Roche executed Transition Services Agreements with the Company under which they agreed to provide the Company and the Board assistance in matters following their departure from the Board.  The cash payments under these agreements are including in Fees Paid in Cash.

(6)
As of December 31, 2009, the total number of options outstanding for non-employee directors was: Frumberg – 13,000; Heyman – 39,000; Jumper – 33,667; Lynch – 14,000; Mohan – 53,625; Roche – 39,000; Scherzer – 16,000; Siegel – 62,000; Widgren – 65,000.

(7)	As of December 31, 2009, the total number of restricted stock outstanding for non-employee directors was Siegel -7,000; Widgren – 7,000.

CORPORATE GOVERNANCE

TechTeam is committed to sound corporate governance principles, which are essential to running TechTeam’s business efficiently and to maintaining TechTeam’s integrity in the marketplace. A written charter has been developed and approved by the Board for each of the four standing committees of the Board: Audit, Compensation, Governance and Nominating, and Strategy. The committee charters are reviewed annually and modified as appropriate. They are available at http://www.techteam.com/investors under the heading “Corporate Governance.”

The Board also has adopted a Code of Business Conduct (the “Code”), which sets out basic principles to guide the actions and decisions of all of the Company’s employees, officers and directors. The Code, also available in the Investors section of our website, www.techteam.com, under the heading Corporate Governance, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver that relates to our executive officers or directors may only be made by the Board or a Board committee. See “Related Person Transactions” for additional information on the Board’s policies and procedures regarding related person transactions.

A copy of our committee charters and Code will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices: TechTeam Global, Inc., 27335 W. 11 Mile Road, Southfield, MI 48033, Attention Michael A. Sosin, Secretary.

Communication with Board

Any stockholder or interested party who desires to communicate with the Board or any specific director, including non-management directors, the Chairman, or committee members, may write to: TechTeam Global, Inc., Attn: Board of Directors, 27335 W. 11 Mile Road, Southfield, MI 48033. Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Communications can also be forwarded by email to bod@techteam.com. The Secretary monitors this email address.

EXECUTIVE OFFICERS

The following table sets forth our executive officers, followed by biographical information regarding each executive officer that is not also a director.
Name	Age	Title
Kevin P. Burke	50	Senior Vice President, Global Sales
Gary J. Cotshott	59	Chief Executive Officer and President
Christopher E. Donohue	45	Corporate Vice President, Strategy, Marketing and Product Development
Robert W. Gumber	61	Corporate Vice President of Client Service Management
David A. Kriegman	63	President, TechTeam Government Solutions, Inc.
Margaret M. Loebl	50	Corporate Vice President, Chief Financial Officer and Treasurer
Armin Pressler	47	Corporate Vice President, Chief Information Officer
Kamran Sokhanvari	48	Senior Vice President and General Manager, Asia/Latin America
Michael A. Sosin	50	Corporate Vice President, General Counsel and Secretary

Kevin P. Burke has been Senior Vice President, Global Sales since November 2009. Prior to being appointed to this position, he was Senior Vice President and General Manager, Americas. Mr. Burke joined TechTeam in December 2006 from CrimeCog Technologies, Inc., a criminal justice enterprise software company, where he was President and Chief Operating Officer from September 2005 through November 2006.  Mr. Burke was Channel Services Manager for Cisco Systems, Inc. and was responsible for the sales, promotion and growth of Cisco’s Remote Operation Services to IBM from May 2004 through August 2005.

Christopher E. Donohue has been Corporate Vice President, Strategy, Marketing and Product Development since April 2008. Mr. Donohue joined TechTeam from Dell, Inc. where he was employed since September 2002 in many capacities, including Director, Service Delivery – Dell Managed Services, Director – Business Operations, and Director, Global Product Management – Deployment & Managed Services.

Robert W. Gumber became Corporate Vice President of Client Service Management on November 1, 2006. Mr. Gumber joined TechTeam in September 2003 as Vice President of Operations, EMEA.

David A. Kriegman has been President TechTeam Government Solutions, Inc. since August 2008. Prior to joining TechTeam Government Solutions, Inc. he was President of Command Information, Inc.’s Federal Division from September 2006 through July 2008.  From 1983 to September 2006, Mr. Kriegman was employed by SRA International, Inc. His last position with SRA was Executive Vice President and Chief Operating Officer, which he started in November 2004.

Margaret M. Loebl has been Corporate Vice President, Chief Financial Officer and Treasurer since October 2008.  Ms. Loebl was Group Vice President, Finance of Archer Daniels Midland Company between October 2002 and August 2007.  From September 2007 through December 2008, Ms. Loebl was a Visiting Lecturer at the College of Business of the University of Illinois.

Armin Pressler has been Corporate Vice President and Chief Information Officer since June 2008. Mr. Pressler was President and Chief Operating Officer of Onvaio, LLC from its founding, in August 2005 through May 31, 2008. From January 2005 through August 2005, Mr. Pressler was a consultant for Pro Unlimited, Inc. From May 2001 through October 2003, he was Director, Chief Information Officer at Wind River Systems, Inc.

Kamran Sokhanvari has been Senior Vice President and General Manager, Asia/Latin America since June 2008. Mr. Sokhanvari was President and Chief Executive Officer of Onvaio, LLC from its founding, in August 2005 through May 31, 2008. From October 2004 to August 2005, Mr. Sokhanvari served as Worldwide Vice President of Services and Operations of Pinnacle Systems, Inc. From August 2001 to October 2003, he was Vice President of Global Operations and Services at Wind River Systems, Inc.

Michael A. Sosin has been Corporate Vice President, General Counsel and Secretary since May 2003. Mr. Sosin joined the Company in July 1998.

Compensation Discussion & Analysis

The Compensation Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to the Company’s Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”), and other executive officers.  This Compensation Discussion and Analysis (“CD&A”) explains how the Company’s compensation programs are designed and operate in practice with respect to the named executive officers.

Executive Compensation Policy

Our compensation program is designed to attract and retain highly qualified employees who are properly motivated to enable the Company to achieve superior long-term performance. The Company believes in a total compensation model that is intended to provide overall compensation to its executive officers that is both competitive in the marketplace and provides an appropriate balance between short-term and long-term rewards, and includes:

•	Compensation based on the level of job responsibility, individual performance and Company performance.

•
Compensation reflecting the value of the job in the marketplace. To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other employers who compete with the Company for talent.

•
Compensation that rewards performance but balances the objectives of pay-for-performance and retention to ensure that successful, high-achieving employees will remain motivated and committed to the Company in periods of temporary downturns in Company performance.

•
Performance-based compensation programs that enable employees to easily understand how their efforts can affect their pay, through individual performance accomplishments and contributing to the Company’s achievement of its strategic and operational goals.

•	A significant proportion of an executive officer’s overall compensation in equity in order to link the individual to Company performance and stockholder returns.

•	Compensation of our executive officers that fosters the long-term focus required for success in our industry.

In furtherance of the foregoing objectives, the Committee has designed the compensation program for named executive officers generally to consist of base salary, an annual cash bonus, and long-term incentive awards, as well as limited perquisites, contributions to defined contribution plans and customary benefits provided to all salaried employees. Further, the named executive officers have a right to contingent compensation relating to change of control and/or employment agreements.

The Committee’s Processes

During each fiscal year, the Compensation Committee (the “Committee”) reviews each element of an executive officer’s compensation history and compares the executive officer’s compensation with market survey data. Typically, for existing employees, the Committee receives a performance assessment and compensation recommendation from the chief executive officer for each named executive officer. The performance evaluation of each executive is based on his or her achievement of objectives mutually agreed upon by the executive and the chief executive officer, his or her contribution to the Company’s performance, and other leadership accomplishments. For new employees, the chief executive officer provides a recommendation to the Committee regarding the total compensation appropriate for the position. The Committee has the discretion to accept or modify the chief executive officer’s recommendations. The Committee also evaluates the compensation of the chief executive officer, who is absent from those deliberations, and makes a recommendation to the Board of Directors regarding the chief executive officer’s compensation.

Consistent with the Committee’s charter, the Committee may retain the services of independent compensation experts. In 2009, the Committee did not retain the services of any compensation consultants.

Elements of Executive Compensation

Our executive compensation package is based on a total compensation model, which is intended to provide overall compensation that is competitive in the marketplace and provides an appropriate balance between short-term and long-term rewards.  The following is an analysis of the considerations used in establishing each of the components for the named executive officers for 2009.

Base Salary

A competitive salary in light of industry and market conditions is required to attract executive officers that are capable of leading the Company to meet its objectives. Base salary is the guaranteed element of an employee’s annual cash compensation. The value of base salary is intended to reflect the employee’s long-term performance, skill set and the market value of that skill set.

Our CEO, Mr. Cotshott, was hired in February 2008 and did not receive an increase in his base salary during 2009. His base salary was established in 2008 through negotiations between Mr. Cotshott and the Company at the time of his hire. During the search process, the Board worked with Heidrick & Struggles (the CEO search firm) to establish the compensation required to retain a qualified CEO. The base salary for Mr. Cotshott was consistent with the market rate based on information provided by Heidrick & Struggles.

The Company’s Corporate Vice President, Chief Financial Officer (“CFO”) and Treasurer, Ms. Margaret Loebl, was hired in October 2008 and did not receive an increase in her base salary during 2009.  Her base salary was established through negotiations between Ms. Loebl and the Company at the time of her hire.  Mr. Cotshott and the Committee worked with Heidrick and Struggles, the search firm used to recruit Ms. Loebl, to set the compensation required to attract and retain a qualified CFO.  The base salary for Ms. Loebl was consistent with the market rate for qualified CFO’s based on the information provided by Heidrick and Struggles.

Mr. Cotshott and the Committee analyzed and evaluated each of the other named executive officer’s performance and compensation history, market data for comparable skill sets, as well as the base pay scale for executive officers as a whole, in light of the economic conditions.  Mr. Burke received a salary increase from $231,000 to $240,000 in May 2009, and Mr. Neut received a salary increase from $284,080 to $297,958 in January 2009, based upon an exchange rate of $1.34 per euro. Messrs. Donohue & Kriegman did not receive salary increases in 2009.

Performance-Based Cash Bonus

The Company has established an annual performance-based cash bonus program (the Annual Incentive Plan or “AIP”) in order to align executive officers’ goals with the Company’s net income objectives for the bonus year. For 2009, a participant’s AIP cash bonus was based on three factors: (1) the target bonus percentage; (2) achieving the Company’s adjusted net income target1; and (3) the individual’s performance on pre-set individual objectives. The Company must meet 75% of the target adjusted net income for the year in order for any bonus to become payable under the AIP. The adjusted net income target is subject to adjustment by the Board for extraordinary events that were not taken into account in establishing such performance target, including but not limited to acquisitions, divestitures or corporate restructurings.  If the 75% threshold is met, each participant will earn the amount of bonus allocated to the financial performance objective.  The remaining portion of the bonus is earned based on the satisfaction of individual objectives.

The target bonus percentage is established generally based on job responsibilities. The Company’s objective is to set bonus targets such that total annual cash compensation by job position was within the broad middle range of companies represented in a survey of market compensation data, and to ensure a substantial portion of that compensation was linked to Company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the bonus plan. The named executive officer’s bonus targets for 2009 (expressed as a percentage of base salary) were: Mr. Cotshott, 60%; Ms. Loebl, 50%; Mr. Donohue, 50%; and Messrs. Burke, Neut, and Mr. Kriegman, 45%. Mr. Donohue’s percentage was increased in May 2009 from 45%. For all other named executive officers, the target percentage of based salary remained consistent with 2008.

[1]
“Adjusted Net Income” is the net income of the Company for the Measurement Period as reported in the Company’s Annual Report on Form 10-K, before the recognition of the expense and the associated tax benefit of the bonus pool, and excluding net interest income or expense and the associated tax liability or benefit resulting from that net interest income or expense.

Each metric (adjusted net income and individual objectives) is allocated a percentage of the officer’s target bonus. For Mr. Cotshott, Ms. Loebl and Mr. Donahue, 80% of their bonus was based upon the Company meeting its financial performance targets and 20% of their respective bonus was based upon meeting their individual objectives.  The bonus of the executive officers who act as managers of our business units2, Messrs. Burke, Kriegman and Neut, were also based on whether his business unit achieved its adjusted net income target for the year, and accordingly 40% of their respective bonuses were based upon the Company meeting its financial performance targets, 40% on their business unit meeting its financial target and 20% of their respective bonus is based upon the achievement of their individual objectives.  The Committee believes that this mix of performance measures encourages employees to focus appropriately on delivering appropriate levels of net income and completing the non-financial objectives that are important for the Company’s continuing success. These metrics are also effective incentives because they are easy for employees to track and understand.

The financial performance target set for the AIP is based upon the Company’s financial plan for any given fiscal year, which is usually established in December of the prior year. For 2009, the Board set the financial performance target at $11.3 million in adjusted net income. The Company did not reach 75% of its 2009 financial performance target. Accordingly, no AIP bonus payments were earned or paid to the Company’s named executive officers in 2009. No discretionary cash bonus was paid to named executive officers for services in 2009.

Equity Incentives — Total Equity Program

We employ three forms of equity incentives under the TechTeam Global, Inc. 2006 Incentive Stock and Awards Plan: stock options, restricted stock awards and performance stock awards. The Committee believes that incentives foster the long-term perspective necessary for continued success in our business, and they ensure that our executives are properly focused on increasing stockholder value.

Options. The Committee utilizes stock options to provide its executive officers with the chance to benefit from the Company’s long-term growth and profitability. As the value of options is based on the Company’s common stock price, the executive officers’ interests are closely aligned with the interests of the Company’s stockholders. The use of vesting periods assist the Company in retaining key employees because the stock options are forfeited if the key employee does not exercise the option within 90 days after leaving the employment of the Company. The Company may not re-price options; likewise, if the stock price declines after the grant date, the Company has not granted new options as compensation for underwater options.

In 2009, the Company made no option awards to any of its named executive officers.

Under Mr. Cotshott’s Employment and Non-Competition Agreement, as amended, once annually during each of the three years beginning in 2009, Mr. Cotshott is entitled to receive an option to purchase a minimum of 50,000 shares of the Company’s common stock.  In lieu of the award of an option in 2009, the Board awarded Mr. Cotshott restricted stock, as discussed below, in connection with entry in an amendment to Mr. Cotshott’s Employment and Non-Competition Agreement on December 28, 2009.

Restricted Stock/Performance Stock. Restricted stock and performance stock awards to named executive officers are generally made either (1) as part of the employee’s starting employment package, (2) as a discretionary long-term retention incentive and/or (3) under the Company’s Long-Term Incentive Plan (the “LTIP”).

The LTIP was approved in 2003 and amended in 2008 to allow a participant to be eligible to participate in the plan in a fiscal year, even though the participant was not employed by the Company at the beginning of the calendar year. Under the LTIP, awards of restricted stock are based upon the attainment of the Company’s operating income targets for a rolling three-year period. If the cumulative operating income targets have been met over the three-year term, restricted stock will be granted to the executive with a value equal to a specified percentage of his base salary. The size of the award is dependent upon the percentage attainment of the three-year operating income target, determined by dividing the actual operating income for three-years by the three-year target operating income. If the Company achieves at least 80% of the rolling three year target, a restricted stock award will be granted. Between 80 and 89%, restricted stock valued at 50% of the executive’s target will be awarded. Between 90 and 99%, restricted stock valued at 75% of the executive’s target will be awarded. If the percentage is 100% or better, the executive officer will receive restricted stock valued at the factor of his target multiplied by the percentage the Company exceeded the cumulative three-year target, with no maximum award cap.

[2]
In November 2009, the Company reorganized its commercial business to make the entire commercial business one business unit.  This reorganization corresponded with the end of the employment of its Senior Vice President, General Manager, EMEA, Christoph Neut.  At this time, Mr. Burke became Senior Vice President of Global Sales.

In 2009, the target for Mr. Cotshott was 30% of his base salary, Messrs. Burke, Donohue, Kriegman and Neut’s and Ms. Loebl’s target was 25% of their base salary. For all named executive officers, the percentage of based salary remained consistent with 2008. For the rolling three-year period from 2007 to 2009, the aggregate operating income target was $42.6 million. However, as the aggregate operating income for the past three-years was below the required 80% threshold, no restricted stock grants were made under the LTIP for fiscal 2009.

In June 2009, the Company awarded Ms. Loebl, and Messrs. Burke, Donohue, Kriegman and Neut restricted stock awards of 11,660, 11,660, 14,400, 20,000 and 8,840 shares, respectively, to provide long-term incentive for these individuals to remain employed with the Company during difficult and demanding economic times.

Mr. Cotshott was also awarded 25,000 shares of restricted stock in December 2009 which vests in 16 equal quarterly installments over four years, and the Committee agreed to award him (1) an additional 25,000 shares of restricted stock on January 4, 2010, and (2) an additional 10,000 shares of restricted stock on January 3, 2011. In connection with this award, (a) Mr. Cotshott waived his contractual right to receive the annual grant of a minimum of an option to acquire 50,000 shares of the Company’s common stock in 2009; and (b) the Company and Mr. Cotshott released each other from any potential claims they may have against each other through December 29, 2009, including any claims related to whether prior changes in the Company’s Board of Directors constituted a change of control under Mr. Cotshott’s employment agreement.

In October 2009, Mr. Kriegman received a performance share award. In the event (a) there is the sale all or substantially all of the assets of TechTeam Government Solutions, Inc. (either as a part of or separate from the Company as a whole), with (b) a transaction value of at least $60 million, Mr. Kriegman will earn an award of Company common stock. If the transaction value is between $60 – 70 million, Mr. Kriegman will receive between 1,000 and 5,000 shares; between $70 – 80 million, he will receive between 5,001 and 10,000 shares; and between $80 -90 million, he will receive between 10,001 and 20,000 shares. Transaction value is defined as the aggregate fair market value of the consideration actually received by the Company in the transaction and 65% of any contingent payments made, which include, but are not limited, to earn-outs or escrows.

Employee and Post-Employment Benefits

The Company offers core employee benefits coverage in order to provide our global workforce with a reasonable level of financial support in the event of illness or injury and in order to enhance productivity and job satisfaction.

The benefits available are the same for all U.S. employees and named executive officers and include medical and dental coverage and life insurance. In addition, the Company’s maintains a 401(k) Plan in which all U.S. employees, including executive officers, are entitled to participate. Messrs. Cotshott, Burke, Donohue and Ms. Loebl participated in the Company’s 401(k) Plan and received matching contributions in Company stock up to three and one-half percent of their salary through May 22, 2009, when the Company ceased making contributions to the 401(k) in response to difficult economic conditions. For each year Mr. Cotshott does not participate in the Company’s medical plan, he is entitled to a $20,000 payment.

In addition to the standard benefits offered by the Company, executive officers in the U.S. are eligible to participate in the Company’s Executive Benefits Program. An executive receives life insurance for up to three times his base salary or a maximum of $500,000 coverage. Executives may also apply for long-term disability insurance, which pays 67% of base salary, up to a maximum of $10,000 per month, for qualified disabilities. These benefits are paid for by the Company.

Perquisites

The Company does not provide significant perquisites or personal benefits to its named executive officers.  The Company pays for Ms. Loebl’s apartment in Southeast Michigan, which was negotiated in connection with her employment agreement in lieu of any relocation expenses.  The Company leases automobiles for Mr. Cotshott, provides up to $10,000 per year for financial and tax planning assistance and provides $5,000 per year for a comprehensive health appraisal, which were negotiated in his employment agreement.  The perquisites paid to the named executive officers in 2009 are further described in footnote (4) to the Summary Compensation Table included below in this proxy statement.

Severance Payments

The Company currently provides either employment agreements or has a severance policy that provide severance payments to each of the Company’s named executive officers. The Committee believes these agreements help to retain executives who are essential to our long-term success.

In February 2009, the Company also adopted a change-in-control severance pay program for executive officers that do not have employment contracts. The program is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. In addition, for executives, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. In February 2009, Messrs. Burke, Donohue and Kriegman received change of control agreements in connection with the change-in-control severance program. In October 2009, Mr. Kriegman’s agreement was amended to make his incentive on a potential change of control consistent with his performance share award discussed under Restricted Stock/Performance Stock above.

On November 16, 2009, the employment of Christoph Neut, Senior Vice President and General Manager, EMEA, was terminated.  On December 23, 2009, the Company finalized the terms upon which Mr. Neut was separated from the Company under the laws of Belgium. Based upon an exchange rate for $1.34 per euro, the Company paid a termination indemnity and other required benefits to Mr. Neut with a value of $700,267. The parties also entered into a Services Agreement, under which Mr. Neut provided assistance to the Company to close new sales opportunities through December 31, 2009; the Company paid $120,600 for these services, plus a $20,100 success fee for a new customer.

See “Potential Payments Upon Termination or Change-in-Control” for a detailed description of potential payments and benefits to the named executive officers as of December 31, 2009 under our compensation plans and arrangements upon termination of employment or a change in control of our Company.

Policy Regarding Retroactive Adjustments

Section 304 of the Sarbanes-Oxley Act of 2002 authorizes a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Committee does not otherwise have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to executive officers in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee may seek to recover any amount determined to have been inappropriately received by the individual executive to the extent permitted by applicable law.

Accounting and Tax Considerations

Deductibility of Executive Officer Compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer and its three other most highly compensated executive officers. The Committee believes that, given the range of salaries and number of stock options of executive officers, the $1 million threshold may be reached by an executive officer of TechTeam in the near future. Accordingly, the Committee will be considering its policy regarding compensation not qualifying for tax deductibility in 2010.

Nonqualified Deferred Compensation.

Section 409A of the IRC provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement. In December 2008, the Company revised certain of its compensation agreements to ensure that all of the Company’s employment, severance and deferred compensation arrangements satisfy the requirements of Section 409A to allow for deferral without accelerated taxation, penalties or interest.

Change in Control Payments.

Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments.

Messrs. Cotshott, Burke, Donohue and Kriegman and Ms. Loebl have employment agreements and/or change in control agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as excess parachute payments. Mr. Cotshott and Ms. Loebl’s agreements are silent on the effects of Section 280G.  Messrs. Burke, Donohue and Kriegman’s agreements limit their potential payment as a result of a change of control to one dollar less than the aggregate amount that would otherwise cause any such payments to be considered a excess parachute payment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this 2010 proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE
Seth W. Hamot, Chairman
Dov H. Scherzer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the past fiscal year, the Compensation Committee was comprised solely of non-employee directors. No member of the Compensation Committee was an officer or employee of TechTeam or any of its subsidiaries during the fiscal year 2009. None of the executive officers of TechTeam has served on the board of directors or on the compensation committees of any other entity of whose officers have served either on the Board of Directors or on the Compensation Committee of TechTeam.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning total compensation paid or earned by each named executive officer in 2009, 2008 and 2007.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4) ($)	Total ($)

Gary J. Cotshott	2009	$363,462	$—	$194,750	$—	$—	$81,260	$639,472
Principal Executive Officer	2008	289,423	126,000	399,500	660,000	—	18,758	1,493,681

Margaret M. Loebl	2009	311,538	—	69,027	—	—	38,599	419,164
Principal Financial Officer	2008	50,770	50,000	241,150	286,260	—	5,290	633,470

David A. Kriegman	2009	275,000	—	136,400	—	—	3,492	414,892
President, TechTeam	2008	103,125	22,000	192,200	334,269	—	119	651,713
Government Solutions, Inc.

Kevin P. Burke	2009	245,077	—	100,227	—	—	5,219	350,523
Senior Vice President	2008	226,385	33,800	30,555	—	—	8,512	299,252
Americas	2007	209,100	49,400	—	132,292	—	5,571	396,363

Christopher E. Donohue	2009	246,635	—	104,480	—	—	4,441	355,556
Corporate Vice President	2008	159,856	23,400	108,960	191,817	—	3,549	487,582
Americas

Christoph A. Neut (3)	2009	316,351	—	62,334	—	—	884,513	1,263,198
Former Senior Vice President,	2008	275,310	10,000	38,875	—	—	44,357	368,542
EMEA	2007	303,001	65,707	22,261	167,841	—	37,374	596,184

(1)	Includes restricted stock granted under the 2006 Incentive Stock and Awards Plan in 2009 (“ISAP”). The amounts in this column represent the grant date fair value of the award.

(2)	Includes stock options granted under the ISAP. The amounts in this column represent the grant date fair value of the award.

(3)
Mr. Neut’s 2009 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on April 9, 2010 of $1.34. Mr. Neut’s 2008 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on March 13, 2009 of $1.28.  His 2007 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on March 13, 2008 of $1.54.  The numbers represented in the tables are determined by multiplying the exchange rates noted above by the amount of his compensation in euro.

(4)	For the named executive officers, this column includes the information set forth in the table below.

Name	Year	401 (k) Company Match (a)	Insurance Premiums (b)		Severance or Perquisites		Belgian Benefits (g)	Total

Gary J. Cotshott	2009	$7,237	$4,312		$69,711	(c, d)	n/a	$81,260

Margaret M. Loebl	2009	4,576	5		34,018	(e)	n/a	38,599

Kevin P. Burke	2009	4,293	926		n/a		n/a	5,219

Christopher E. Donohue	2009	3,579	862		n/a		n/a	4,441

David A. Kriegman	2009	n/a	3,294		198		n/a	3,492

Christoph A. Neut	2009	n/a	17,773	(c)	861,871	(d, f)	4,869	884,513

(a)
We maintain two 401(k) plans, which are defined contribution plans qualified under sections 401(a) and 401(k) of the Internal Revenue Code, under which our U.S. employees, including named executive officers, may participate. Eligible employees may elect to contribute a portion of their salary to the plan, and during 2009 the Company provided matching contributions through April 27, 2009. The TechTeam Global, Inc. 401(k) plan paid this matching contribution in Company stock, and Messrs. Cotshott, Donohue and Burke and Ms. Loebl participate in this Plan.

(b)	Represents payments for health insurance, term life insurance and amount paid by TechTeam Global, NV/SA toward a retirement plan for Mr. Neut.

(c)	Represents the cost of an annual physical for Mr. Cotshott and his spouse, financial and tax planning and $40,000 of legal expenses related to the renegotiation of his employment agreement.

(d)	Includes amounts for the use of a Company automobile.

(e)	Includes amounts paid for Ms. Loebl’s apartment, including reimbursement for tax due as a result of the compensation.

(f)
Mr. Neut was separated from employment with the Company on November 16, 2009. He received severance of $699,637, which is reflected in All Other Compensation. He also received $140,700 for services as a consultant during 2009. Mr. Neut’s 2009 compensation is reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on April 9, 2010 of $1.34.

(g)	Includes amounts paid for benefits particular to TechTeam’s subsidiary in Belgium, TechTeam Global NV/SA, including luncheon vouchers and representation allowances.

Narrative Discussion of Summary Compensation Table.

Termination —Mr. Neut. Mr. Neut was terminated in November 2009. The amounts required to be paid under Belgian law, and the amounts paid as a result of a consulting agreement with Mr. Neut to provide assistance in new sales during 2009 are included in “All Other Compensation.” See “Potential Payments Upon Termination or Change-in-Control” for additional information regarding the material terms of Mr. Neut’s termination.

Bonus. In 2008 and 2009, named executive officers were paid a cash bonus in the discretion of the Board, which was not earned under the Company’s AIP, the Company’s non-equity incentive plan compensation.

Grants of Plan-Based Awards In 2009

The following table sets forth information concerning equity and non-equity awards granted to the named executive officers in 2009.

	Grant Date	Estimated future payouts under non-equity incentive plan awards (2)			Estimated future payouts under equity incentive plan awards (3)			All other stock awards: Number of shares of	Grant date fair value of stock and
Name	(mm/dd/year) (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($) (5)	stock or units (#)	option awards
Gary J. Cotshott	12/29/09							25,000	194,750
	N/A	126,000	210,000
	N/A				31,500	105,000
Margaret M. Loebl	06/02/09							11,660	69,027
	N/A	75,000	150,000
	N/A				18,750	75,000
David A. Kriegman	03/13/09							4,800	18,000
	06/02/09							20,000	118,400
	N/A	55,688	123,750
	N/A				17,188	68,750
Kevin P. Burke	03/13/09							8,320	31,200
	06/02/09							11,660	69,027
	N/A	48,600	108,000
	N/A				15,000	60,000
Christopher E. Donohue	03/13/09							5,760	21,600
	06/02/09							14,000	82,880
	N/A	59,375	118,750
	N/A				14,844	59,375
Christoph Neut (4)	03/13/09							2,667	10,001
	06/02/09							8,840	52,333

(1)	As the Company did not meet the threshold required for an award, no restricted stock was awarded under the Long-Term Incentive Plan in 2009.

(2)
Represents the possible range of payouts to named executive officers under the Company’s Annual Incentive Plan during 2009. For purposes of this table, there is no limit on the maximum payout under the AIP assumed. Due to the restriction on the size of the available bonus pool.

(3)
Represents the possible range of payouts under the Long-Term Incentive Plan for the 2008 to 2010 performance period.  The Company is reporting these numbers in dollars, rather than in number of shares, because the size of the award is a factor of the executive officer’s base salary. The number of shares is determined by an average price of the Company’s stock for the thirty trading days before March 15 of each fiscal year.

(4)
Amounts for Mr. Neut are reported in U.S. dollars based upon the prevailing exchange rate from the euro to U.S. dollar on April 9, 2010 of $1.34. The numbers represented in the table are determined by multiplying the exchange rate by the amount of his compensation in euro.

(5)	The maximum payout under the Long-Term Incentive Plan is unlimited, and therefore, no maximum is set forth.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information on the holdings of option and stock awards by the named executive officers as of December 31, 2009.

		Option Awards				Stock Awards
					Option	Number of	Market Value of
		Number of Securities Underlying Unexercised Options		Option Exercise	Expiration Date	Shares of Stock that have	Shares that have not Vested
Name		Exercisable	Unexercisable	Price	(mm/dd/year)	not Vested	($) (5)
Gary J. Cotshott	(1)	150,000	150,000	$7.99	02/11/18	—	—
	(2)	—	—	—	—	25,000	190,250
	(3)					25,000	190,250
Margaret M. Loebl	(1)	37,500	112,500	6.89	10/07/18	—	—
	(3)	—	—	—	—	26,250	199,763
	(3)	—	—	—	—	11,660	88,733
David A. Kriegman	(1)	30,000	90,000	9.61	08/04/18
	(3)	—	—	—	—	15,000	114,150
	(3)	—	—	—	—	4,800	36,528
	(3)	—	—	—	—	20,000	152,200
Kevin P. Burke	(1)	15,000	5,000	11.25	12/29/16	—	—
	(1)	20,000	20,000	11.82	11/14/17	—	—
	(3)	—	—	—	—	1,250	9,513
	(3)	—	—	—	—	2,441	18,576
	(3)	—	—	—	—	8,320	63,315
	(3)	—	—	—	—	11,660	88,733
Christopher E. Donohue	(1)	18,750	56,250	9.08	04/07/18	—	—
	(3)	—	—	—	—	9,000	68,490
	(3)	—	—	—	—	5,760	43,834
	(3)	—	—	—	—	14,000	106,540
Christoph Neut	(4)	15,000	—	9.02	02/14/10	—	—
	(4)	10,000	—	9.83	02/14/10	—	—
	(4)	4,600	—	12.96	02/14/10	—	—
	(4)	20,000	—	11.82	02/14/10	—	—

(1)
All options vest in four equal parts annually on the anniversary of the date of grant, except for the option for Mr. Cotshott to purchase for 300,000 shares of common stock, which vests in equal quarterly amounts over four years.

(2)	The restricted shares vest in equal quarterly amounts over four years.

(3)	The restricted shares vest in four equal parts annually on the anniversary of the date of award.

(4)	Mr. Neut’s stock options expired 90 days subsequent to his termination date in November 2009.

(5)	The market value is based on the closing stock price of the Company’s common stock on December 31, 2009 of $7.61 per share.

Options Exercised and Stock Vested in 2009

The following table sets forth information on the shares of restricted stock held by the named executive officer that vested in 2009.  No options to purchase common stock of TechTeam were exercised in 2009.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary J. Cotshott	—	$—	12,500	$86,031
Margaret M. Loebl	—	—	8,750	62,738
David A. Kriegman	—	—	5,000	34,050
Kevin P. Burke	—	—	2,063	12,786
Christopher E. Donohue	—	—	3,000	14,190
Christoph A. Neut	—	—	3,876	18,630

Potential Payments upon Termination or Change-in-Control

Messrs. Burke, Donohue and Kriegman are entitled to severance benefits under the Company’s Executive Separation Policy Statement if they are terminated without “cause,” as defined in the policy statement. “Cause” is defined as any one of the following: (1) conviction of a felony or conduct with respect to his duties that are fraudulent or materially illegal; (2) use of illegal drugs or the abuse of alcohol; (3) willful neglect of duties or negligence in the performance of his duties which materially affects the Company or an affiliate’s business, or two consecutive failing performance evaluations; or (4) failure to follow reasonable instructions given in good faith by the Board of Directors. Under this policy, they are entitled to a lump-sum severance payment of salary and medical benefits for a period of twelve months after termination. Currently, the Company estimates the severance expense for Messrs. Burke, Donohue and Kriegman to be approximately $263,000, $198,000 and $285,000, respectively. Under this policy, in order to provide incentives for the executive to remain employed by the Company, an executive’s unexercised vested stock options must be exercised within 90 days of termination, and the unvested restricted stock or options are forfeited at the termination of employment.

Mr. Burke entered into an Employment Agreement Relating to Change of Control that provides him with severance benefits in the case of a change in control of TechTeam. This agreement provides Mr. Burke, in the event of his involuntary termination after a change in control, with (i) a lump-sum payment by TechTeam of 100% of his annual base salary, (ii) a length of service for the year pro-rated AIP bonus calculated as if the Company had met its target, (iii) accelerated vesting of all unvested restricted stock or options to purchase common stock of TechTeam, (iv) employee benefits for a one-year period, and (v) one year of Company-paid outplacement services. “Change of Control” is defined in the agreement as: (1) the sale of (a) all then outstanding shares of common stock of TechTeam or (b) 51% of outstanding voting securities of TechTeam entitled to vote generally in the election of the directors; or (2) the consummation of the sale or other disposition of all or substantially all of the assets or operations of TechTeam.

Mr. Donohue entered into an Employment Agreement Relating to Change of Control that provides him with severance benefits in the case of a change in control of TechTeam. This agreement provides Mr. Donohue, in the event of his involuntary termination after a change in control, with (i) a lump-sum payment by TechTeam of 100% of his annual base salary, (ii) an full year AIP bonus calculated as if the Company had met its target, (iii) accelerated vesting of all unvested restricted stock and options to purchase common stock of TechTeam, (iv) employee benefits for a one-year period, and (v) one year of Company-paid outplacement services. “Change of Control” is defined in the agreement as: (1) the sale of (a) all then outstanding shares of common stock of TechTeam or (b) 51% of outstanding voting securities of TechTeam entitled to vote generally in the election of the directors; or (2) the consummation of the sale or other disposition of all or substantially all of the assets or operations of TechTeam.

Mr. Kriegman has entered into a Retention and Change of Control Agreement (“Kriegman Agreement”) with both the Company and TechTeam Government Solutions, Inc. (“TTGSI”) The Kriegman Agreement provides Mr. Kriegman with severance benefits in the case of a change in control of TechTeam Government Solutions, Inc. “Change of Control” is defined in the agreement as: (1) the sale of 51% or more of the then outstanding shares of common stock entitled to vote generally in the election of the directors (“Voting Securities”) of TTGSI or the Company; or (2) the consummation of the sale or other disposition of all or substantially all of the assets or operations of TTGSI or the Company. Mr. Kriegman will receive, in the event of his involuntary termination after a change in control, (i) a lump-sum payment by either the Company or TTGSI, whichever sale transaction occurs first of 100% of his annual base salary, (ii) payment of his target bonus under the AIP for the then current fiscal year, (iii) vest any options granted and any shares of restricted stock that were granted to him more than one year prior to the date of termination, (iv) employee benefits for a one-year period, and (v) one year of Company-paid outplacement services. In the event of a change of control of TTGSI, any outstanding equity granted to him, including restricted stock awards made in March and June 2009 shall vest.

Mr. Neut is a citizen of and works in Belgium. The Company and Mr. Neut negotiated the amount of severance in accordance with standard practice under the laws of Belgium, based upon the Claeys Formula, a formula that has been developed which considers a number of factors, including the length of service, salary, bonus, benefits and perquisites. As a result of this negotiation, the Company paid a termination indemnity and other required benefits to Mr. Neut with a value of €522,587. The parties also entered into a Services Agreement, under which Mr. Neut is providing assistance to the Company to close new sales opportunities. The Services Agreement ends on December 31, 2009, and the Company paid €90,000 for these services, plus a €15,000 success fee for a new customer Mr. Neut provided assistance in winning.

Potential payments upon termination or change-in-control for Mr. Cotshott and Ms. Loebl are set forth in the discussion of their Employment Agreements below.

Cotshott Employment Contract

In February 2008, the Company entered into an Employment and Non-competition Agreement with its then new President and Chief Executive Officer, Gary J. Cotshott (“Cotshott Employment Agreement. Under the Cotshott Employment Agreement, Mr. Cotshott will receive: (1) an initial annual base salary of $350,000; (2) non-qualified stock options to purchase 300,000 shares, which (i) vest in equal quarterly installments over four years, starting at the end of the 1st quarter of 2008, (ii) have a ten-year term, and (iii) bear a strike price equal to the closing price of the Company’s common stock on February 11, 2008; (3) 50,000 shares of restricted stock, which vest in equal quarterly installments over four years starting at the end of the 1st quarter of 2008; and (4) annual option grants for four years, starting in 2009, for a minimum of 50,000 shares.  Mr. Cotshott is eligible to participate in the Company’s Annual Incentive Plan and the Executive Long-Term Incentive Plan.  Mr. Cotshott will be entitled to participate in all benefits and executive prerequisites under the Company’s benefit plans, and he will receive up to $35,000 toward medical insurance reimbursement, professional financial and tax assistance, and annual medical examinations.

Either TechTeam or Mr. Cotshott may terminate the Agreement without cause.  TechTeam can terminate the Agreement with “Cause,” and Mr. Cotshott can terminate the Agreement for “Good Reason” or under certain circumstances upon a Change of Control.  The Agreement will also terminate upon Mr. Cotshott’s death or disability. “Cause” includes: (1) an act of fraud, embezzlement, theft, or other similar material dishonest conduct in connection with his employment; (2) his willful and continued failure to substantially perform the principal aspects of his duties, which continues after fourteen (14) days written notice; (3) an intentional action or failure to act by him that is materially injurious to the Company; (4) any act or omission by him involving malfeasance or gross negligence in the performance of his duties hereunder; and/or (5) his failure to follow the reasonable and lawful instructions given in good faith by the Board. “Good Reason” includes: (a) violation by the Company of this Agreement, which remains uncured after such breach for (60) days; (b) he is required to relocate outside the greater metropolitan Austin, Texas area; or (c) the Company reduces or reassigns, in any material aspect, any of his offices, titles, duties or responsibilities, reporting requirements, authority or prerogatives or removes him from any position in the Company, including membership on the Board of Directors. A “Change of Control” of the Company means: (i) any merger, consolidation, recapitalization of the Company or the sale or other transfer of greater than 50% of all then outstanding voting shares of the Company entitled to vote generally in the election of the directors; (ii) the consummation of the sale, lease, dissolution or other transfer or disposition of all or a majority of the assets or operations of the Company; or (iii) a change in composition of the Board of Directors involving a majority of the then current incumbent directors as a result of either an actual or threatened election contest, as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934, as amended.

Further, the Agreement requires Mr. Cotshott to maintain the confidentiality of TechTeam’s confidential information, not to compete with TechTeam during his employment and for one year after the termination of the Agreement, or solicit TechTeam’s employees or customers during the term of the Agreement and two years thereafter.

The Cotshott Employment Agreement was amended effective December 29, 2009. Under this amendment, described in the CD&A, (a) Mr. Cotshott, and solely with respect to the 2009 fiscal year, agreed to waive his right to receive his annual award of 50,000 options (as described above and in Section 2(b)(ii)(b) of the Employment Agreement); (b) the Company agreed to award Mr. Cotshott 25,000 shares of restricted stock upon execution of the Amendment, 25,000 shares of restricted stock on January 4, 2010, and 10,000 shares of restricted stock on January 3, 2011; (c) the Company and Mr. Cotshott released each other from any potential claims they may have against each other through the date of the Amendment; and (d) the Company reimbursed Mr. Cotshott $40,000 for reasonable legal or other fees incurred in respect of the negotiation, preparation and documentation of his employment arrangements with the Company.

In the event Mr. Cotshott’s Employment Agreement is terminated by Mr. Cotshott for Good Reason or the Company without Cause, the Company shall pay him, as severance, in a lump sum within fourteen (14) days of such termination, unless he is a specified employee under IRC Section 409A, at which point payment will be made on the first business day after the date that is six months after his separation from services, an amount equal to his Annual Base Salary plus (i) his target bonus for the then current full fiscal year, (ii) the cash value of any unused accrued vacation time, and (iii) a payment of $20,000 for his healthcare. In addition, within fourteen (14) days of termination, the Company will vest, issue and give to Mr. Cotshott an additional four fiscal quarters of his initial option grant, any annual grant thereafter, and his restricted stock, and provide for a 12 month period to complete the exercise of all vested stock options.  Under the terms of the restricted stock awards made to him under the 2009 Amendment of the Cotshott Employment Agreement, if his employment terminates prior to the date his restricted shares are vested as a result of a termination of employment by the Company without Cause (as such term is defined in the Employment Agreement) or by Mr. Cotshott for Good Reason (as such term is defined in the Employment Agreement), in each case, one year after their award, an additional annual installment of the award will become fully vested on the date of such termination.  Otherwise, the restricted shares will be forfeited upon termination.

Loebl Employment Agreement

On October 7, 2008, the Company entered into an Employment and Non-Competition Agreement with Ms. Loebl (“Employment Agreement”). Under the Employment Agreement, Ms. Loebl will receive: (1) an initial annual salary of $300,000; (2) 150,000 non-qualified stock options (“Options”), which (i) vest in equal annual installments over four years, (ii) have a ten year term, and (iii) bear a strike price of the closing price of the Company’s common stock on October 7, 2008; and (3) 35,000 shares of restricted stock (“Restricted Stock”), which vest in equal annual installments over four years.  Ms. Loebl is eligible to participate in the Company’s Annual Incentive Plan (“AIP”) and the Executive Long-Term Incentive Plan (“LTIP”). Ms. Loebl will be entitled to participate in all benefits and executive perquisites under the Company’s benefit plans.

TechTeam may terminate the Employment Agreement with or without “Cause.”  Ms. Loebl can terminate the Employment Agreement with or without “Good Reason” or under certain circumstances upon a Change of Control.  The Agreement will also terminate upon Ms. Loebl’s death or disability.  Cause includes, but is not limited to: (1) an act of fraud, embezzlement, theft, or other similar material dishonest conduct in connection with her employment; (2) her willful and continued failure to substantially perform the principal aspects of the her duties, which continues after fourteen (14) days written notice; (3) an intentional action or failure to act by her that is materially injurious to the Company; (4) any act or omission by her involving malfeasance or gross negligence in the performance of her duties hereunder; and/or (5) her failure to follow the reasonable and lawful instructions given in good faith by the Board.  Good Reason includes: (a) violation by the Company of the Employment Agreement, which remains uncured after such breach for (60) days; (b) the reduction of her base salary; or (c) any diminution in her authority, duties or responsibilities, below the authority, duties or responsibilities of chief financial executives in the United States companies of similar size and nature of the Company.

In the event the Employment Agreement is terminated by Ms. Loebl for Good Reason or the Company without Cause, the Company shall pay her, as severance, in a lump sum within fourteen (14) days of such termination, an amount equal to her annual base salary plus: (i) any earned, but not paid, bonus from the prior fiscal year; (ii) her target cash bonus for the then current full fiscal year; (iii) the cash value of any unused accrued vacation time; (iv) her COBRA expenses for her health and dental insurance for twelve (12) months; and (v) executive outplacement services for a period of up to nine (9) months.  In addition, the Company will vest an additional one year of the options, restricted stock, and any restricted stock granted under the LTIP and provide for a 12 month period to complete the exercise of all vested options.

In the event the Employment Agreement is terminated by the Company with Cause or by Ms. Loebl without Good Reason, the Company shall not be obligated to make any further payment of annual base salary, AIP or LTIP bonuses or provide any benefits under the Employment Agreement (other than payments of annual base salary, unused accrued vacation and reimbursements for expenses incurred, through the date of termination).  All unvested options and restricted stock will immediately expire on the date of termination, and Ms. Loebl will have (90) days after the date of termination to exercise any vested options, after which time they will expire.

Further, the Employment Agreement requires Ms. Loebl to maintain the confidentiality of TechTeam’s confidential information, not to compete with TechTeam during her employment and for one year after the termination of the Employment Agreement, or solicit TechTeam’s employees or customers during the term of the Employment Agreement and two years thereafter.

Other than Employment Agreements Relating to a Change of Control discussed above, the Company does not have employment agreements with any of its other named executive officers.

Change of Control/Severance Payment Tables

For all named executive officers the following table estimates the potential payments and benefits to named executive officers upon termination of employment or a change in control, assuming such event occurs on December 31, 2009. Under the Company’s 2004 Incentive Stock and Awards Plan and the 2006 Incentive Stock and Awards Plan, outstanding equity awards will automatically vest upon the “Change of Control” which is defined in the agreement as: (1) the sale of (a) all then outstanding shares of common stock of TechTeam or (b) 51% of outstanding voting securities of TechTeam entitled to vote generally in the election of the directors; or (2) the consummation of the sale or other disposition of all or substantially all of the assets or operations of TechTeam.  For the purpose of the table below, it is assumed that the AIP target performance is met at 100%. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Name	Cash Severance (1)	Miscellaneous Benefits (2)	Acceleration of Share-Based Awards	Annual Disability Benefits	Life Insurance	Total

Gary J. Cotshott
Termination without cause or with good reason	$560,000	$20,000	$142,688	—	—	$722,688
Death	210,000	—	380,500	—	$500,000	1,090,500
Disability	230,000	20,000	380,500	$120,000	—	750,500
Change of Control	560,000	31,500	380,500	—	—	972,000
Margaret M. Loebl
Termination without cause or with good reason	450,000	22,000	142,771	—	—	614,771
Death	150,000	—	—	—	500,000	1,046,495
Disability	150,000	—	396,495	120,000	—	666,495
Change of Control	450,000	22,000	396,495	—	—	868,495
Christopher Donohue			396,495
Termination without cause	187,759	22,000	—	—	—	209,759
Death	—	—	—	—	500,000	500,000
Disability	—	—	—	120,000	—	120,000
Change of Control	345,100	22,000	218,864	—	—	585,964
David A. Kriegman
Termination without cause	275,000	10,000	—	—	—	285,000
Death	—	—	—	—	500,000	500,000
Disability	—	—	—	120,000	—	120,000
Change of Control	398,750	10,000	302,878	—	—	711,628
Kevin P. Burke
Termination without cause	231,000	22,000	—	—	—	253,000
Death	—	—	—	—	500,000	500,000
Disability	—	—	—	120,000	—	120,000
Change of Control	334,950	22,000	180,136	—	—	537,086
Christoph A. Neut (3)
Actual termination	700,267	—	—	—	—	700,267

(1)	These employees do not receive any additional payments if (i) they voluntarily terminate their employment, or (ii) their employment is terminated by the Company with cause.

(2)	Represents an estimated cost of health care and outplacement services to be provided by the Company.

(3)	Mr. Neut was terminated on November 16, 2009. Converted from euros at an exchange rate of $1.34 per euro.

REPORT OF THE AUDIT COMMITTEE

In connection with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the consolidated financial statements to be included therein, the Audit Committee has:

(1)	reviewed and discussed the audited consolidated financial statements with management;

(2)	discussed with Ernst & Young, LLP , the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

(3)
received the written disclosures and letter from Ernst & Young required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence with respect to the Company.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

AUDIT COMMITTEE
Richard R. Widgren, Chairman
James A. Lynch
Andrew R. Siegel

AUDIT COMMITTEE MATTERS

Management is responsible for the Company’s financial statements, internal controls, accounting and financial reporting processes and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and for expressing their opinions thereon. The Audit Committee’s responsibility is to provide general oversight of the foregoing matters, as well as engaging the Company’s independent registered public accounting firm and establishing the terms of retention. The Audit Committee is governed by a charter, a copy of which is available on our website at http://www.techteam.com.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

In accordance with Audit Committee policies and procedures and applicable law, the Audit Committee must pre-approve all services to be provided by its independent registered public accounting firm. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of such accountants. The Audit Committee generally provides pre-approvals at its regularly scheduled meetings. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any such decision to the Audit Committee at its next meeting. In 2009, all audit and non-audit services performed by Ernst & Young were approved in advance by the Audit Committee.

Fees of Ernst & Young LLP for 2009 and 2008

The aggregate fees for professional services by Ernst & Young in 2009 and 2008 were as follows:

Type of Fees	2009	2008
	(in thousands)
Audit Fees	$864	$804
Audit-Related Fees	40	25
Tax Fees	206	122
Total	$1,110	$951

Audit Fees.  Audit fees relate to professional services rendered by Ernst & Young for the audits of the Company’s annual financial statements and the Company’s internal control over financial reporting, review of the financial statements included in the Company’s Form 10-K, the related assessment of the Company’s internal control over financial reporting and disclosure; review of quarterly financial statements included in Form 10-Q and services that are normally provided by the accountant in connection with these filings. Ernst & Young also performs statutory audits for many of our subsidiaries globally.

Audit-Related Fees.  Audit-related fees relate to assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, such as audits of employee benefit plans, accounting consultation and pre-acquisition financial due diligence.

Tax Fees.  Tax fees are fees for tax compliance and tax planning and consulting.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee currently believes that we should continue our relationship with Ernst & Young and have appointed Ernst & Young to continue as our independent accountants for 2010. See “Report of the Audit Committee” and “Audit Committee Matters” for additional information on matters related to Ernst & Young’s provision of services to us.

Although stockholder ratification of the appointment is not required by law and is not binding on us, the Audit Committee will take your vote into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Ernst & Young, the Audit Committee in its sole discretion may terminate the engagement of Ernst & Young and engage another independent auditor at any time during the year, although it has no current intention to do so.

A representative of Ernst & Young will be present at the Annual Meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of votes cast at the Meeting, at which a quorum is present, is required to approve this proposal.

The Board recommends that you vote FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedure

The Company has established a Related Person Transaction Policy, under which a related person transaction is any single transaction with a value of $50,000 or any series of transactions with an aggregate value of $120,000 in which our Company was or is to be a participant, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of our last completed fiscal year, and their immediate family members.

The Audit Committee is responsible to review, approve and oversee any proposed or ongoing related person transactions to ensure there are no conflicts of interest. Our written Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest except under guidelines approved by the Board. Our Code of Business Conduct and Ethics requires officers and directors to provide full disclosure of any such transaction to appropriate persons and remove themselves from the related decision making process. Persons are encouraged to speak with specified persons if there is any doubt as to whether a transaction could comprise a related person transaction or otherwise constitute a conflict of interest.

If a related person transaction is proposed, the Audit Committee reviews such transaction to ensure that our involvement in such transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and is in the best interests of us and our stockholders. If necessary or appropriate, we will engage third party consultants and special counsel, and the Board may create a special committee, to review such transactions. The Audit Committee of the Board affirmatively determined that none of the related person transactions below constituted a conflict of interest.

On May 22, 2008, the Company agreed to subcontract certain of its service desk business in the Philippines to Rainmaker Asia, Inc., a wholly-owned subsidiary of Rainmaker Systems, Inc. Alok Mohan was an independent director of TechTeam through May 6, 2009, and he was also an independent director and Chairman of Rainmaker Systems, Inc. The Company’s Board of Directors and Audit Committee independently approved this transaction in April and May 2008. The first service provided under this subcontract was in April 2009. In 2009, the Company paid Rainmaker $862,000 under this agreement.

Additional Information

Cost of Proxy Solicitation

The cost of preparing, assembling and mailing the proxy material will be paid by the Company. The Company will request brokers, banks and other nominees to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company’s directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

Presentation of Shareholder Proposals and Nominations at 2011 Annual Meeting

Any proposal which an eligible stockholder desires to have included in the Company’s proxy statement and presented at the 2011 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act, will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than the close of business on January 10, 2011 (120 calendar days prior to the anniversary of the mailing date of this proxy statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of stockholder proposals or director nominations for the 2011 annual meeting that are not required to be included in the Company’s proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals and director nominations for the 2011 annual meeting, the Company’s bylaws provide certain requirements for advance notification by stockholders of such business to be conducted at annual meetings but not necessarily included in the Company’s proxy statement. In order to be timely, a stockholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not more than 120 days (February 4, 2011) or less than 90 days (March 6, 2011) prior to June 4, 2011 (the anniversary of this year's Annual Meeting date) unless the Annual Meeting is not held within 30 days of June 4, 2011.  These proposals and nominations must also be in compliance with our bylaws and the proxy solicitation rules of the SEC and Nasdaq.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 4, 2010.

The 2010 proxy statement and 2009 annual report are available at http://www.proxyvote.com.

OTHER MATTERS

Management of TechTeam knows of no other matters to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares of common stock represented by proxy will be voted with respect thereto at the discretion of the persons voting them.

By order of the Board of Directors

Michael A. Sosin
Vice President, General Counsel
and Secretary

Dated: April 30, 2010

TECHTEAM GLOBAL, INC.
Proxy for Annual Meeting of Stockholders June 4, 2010
This Proxy is Solicited on Behalf of the Board of Directors of
TechTeam Global, Inc. and will be Voted.

The undersigned hereby appoints Gary J. Cotshott and/or Margaret M. Loebl, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of TechTeam Global, Inc., a Delaware corporation (the “Company”) to be held live via the Internet at www.virtualshareholdermeeting.com/team at 10:00 a.m. E.D.T., June 4, 2010, and any adjournment(s) or postponement(s) thereof, and to vote all shares of stock of the Company standing in the name of the undersigned, with all the powers the undersigned would possess if personally present at such meeting:

1.	Election of directors of the Company:
Nominees: Gary J. Cotshott, Charles Frumberg, Seth W. Hamot, James A. Lynch, Dov H. Scherzer, Andrew R. Siegel, and Richard R. Widgren.

☐	FOR all nominees listed above, except vote withheld from the following nominees (if any):

☐	WITHHOLD AUTHORITY to vote for all nominees listed above.

2.	Ratification of independent registered public accounting firm for fiscal 2010:

☐	RATIFY the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm.

☐	REJECT the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm.

(Continues and to be signed on the reverse side)

3.	In their discretion on such other matters as may properly come before the meeting.

Management and the Board of Directors recommend a vote FOR election of the directors set forth above and to RATIFY the appointment of Ernst & Young, LLP.

This proxy card when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposal(s).

Copies of the Notice of Meeting dated April 30, 2010 and the Proxy Statement dated April 30, 2010 have been received by the undersigned.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 4, 2010.

The 2010 proxy statement and 2009 annual report are available at http://www.proxyvote.com.

PLEASE DATE AND SIGN HERE

Dated:

Name:

PLEASE DATE, SIGN, AND RETURN THIS PROXY
IN THE ENCLOSED ENVELOPE PROMPTLY.

☐ Please check here if you plan to attend this meeting.